                                                                    EXHIBIT 10.1

                             DISTRIBUTION AGREEMENT

         THIS AGREEMENT, dated as of June 5, 2001, is an amendment and restatement in its entirety of the Distribution Agreement (the "Distribution Agreement") dated July 1, 2000 between DEXTERITY SURGICAL, INC. ("Dexterity") and WECK CLOSURE SYSTEMS) LLC ("Distributor").

         WHEREAS, Dexterity manufactures and is the owner of patents and trademarks relating to certain laparoscopic and related instrumentation; and

         WHEREAS, Distributor desires to purchase Dexterity products for the purpose of resale to end users within the territory hereinafter described.

         NOW, THEREFORE, the parties do hereby agree that the Distribution Agreement is hereby amended and restated in its entirety, effective the date of this Agreement.

                                   1. PRODUCTS

         The products covered by this Agreement (collectively, the "Products") are all the Pneumo Sleeve, Protractor and similar or related Products manufactured or offered for sale by Dexterity during the term of this Agreement, including all improvements and modifications of such Products. The Products offered for sale by Dexterity at the date of this Agreement are listed in Exhibit A hereto. "Pneumo Sleeve Products" mean extracorporeal pneumoperitoneum surgical devices used or useful in connection with hand assisted laparoscopic or endoscopic surgery, whether or not substantially similar to the Pneumo Sleeve Products currently manufactured or offered for sale by Dexterity. "Protractor Products" mean incision liner and retractor surgical devices used or useful in connection with hand assisted laparoscopic or endoscopic surgery, whether or not substantially similar to the Protractor Products currently manufactured by Dexterity.

                           2. GRANT OF DISTRIBUTORSHIP

         Subject to the terms and conditions hereof, Dexterity hereby grants to Distributor the right to sell and distribute Products throughout the Territory, including the right to appoint and terminate sub-distributors for all or any part of the Territory and for all or any specified Products. Distributor accepts such grant on such terms and conditions.

         Dexterity will not appoint any other person as a distributor of, and Dexterity will not sell directly to users, any Protractor Products in the Territory during the term of this Agreement.

         Upon prior notice to Distributor, Dexterity may appoint other persons to distribute, and Dexterity may sell directly to users, Pneumo Sleeve Products in the Territory during the term of this Agreement.

         "Territory" means the entire world.


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                               3. TERM AND RENEWAL

         The initial term of this Agreement shall expire December 31, 2003. Thereafter, this Agreement shall be renewed for one (1) year periods upon such terms as the parties may mutually agree.

                         4. RELATIONSHIP OF THE PARTIES

         The relationship of the parties under this Agreement shall be, and at all times shall remain, one of independent contractors. Distributor shall have no authority to assume or create obligations on Dexterity's behalf with respect to the Products or otherwise and shall not take any action which has the effect of creating the appearance of its having such authority.

                            5. DISTRIBUTOR'S DUTIES

         Distributor shall:

         5.1 Submit its orders for the Products on its standard purchase order form. Dexterity acknowledges that on June 28, 2000 it received from Distributor the initial stocking order (the "Initial Order") which was based upon the number of sales representatives employed by Distributor. The Initial Order was comprised of those Products listed in Exhibit A. Distributor shall purchase Products no less than the amounts set forth below:

          Quarter Ended                         Quarterly Amount
          -------------                         ----------------
          September 30, 2000                    $   700,000
          December 31, 2000                     $   775,000
          March 31, 2001                        $   821,667
          June 30, 2001                         $   855,000
          September 30, 2001                    $   945,000
          December 31, 2001                     $ 1,035,000
          March 31, 2002                        $   400,000
          June 30, 2002                         $   400,000
          September 30, 2002                    $   400,000
          December 31, 2002                     $   400,000
          March 31, 2003                        $   400,000
          June 30, 2003                         $   400,000
          September 30, 2003                    $   400,000
          December 31, 2003                     $   400,000

         5.2 Pay for such orders according to the following payment terms: net fifteen (15) days ARO.

         5.3 Utilize reasonable efforts to sell the Products globally.


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


         5.4 Utilize reasonable efforts to sell the Products to hospitals and other health care facilities. In this regard, Distributor shall carry the full line of Products and use reasonable efforts to promote them. Distributor shall devote reasonable efforts to sell the Products at conventions and other appropriate trade fairs and sales opportunities in addition to listing the Products in its catalogs, brochures and other sales information provided to third parties and potential customers.

         5.5 During the term of this Agreement, Distributor will not market or sell products which directly compete with the Protractor Products, but nothing in this Agreement is intended to restrict or limit the right of Distributor to manufacture, sell or otherwise distribute products which directly or indirectly compete with any other Products.

         5.6 Communicate to Dexterity information relative to the sale of the Products and make available to Dexterity, upon reasonable notice, all records dealing with the sale of Dexterity Products. Said information shall include details of bids awarded on the Products, and other sales made of the Products including the date of contract, items, quantity, and other special information requested by Dexterity. Said information will be treated by Dexterity management in a confidential manner.

         5.7 Provide necessary current and recurrent training for its sales force regarding the use and performance of the Products in the intended market, as reasonably requested by Dexterity.

         5.8 Indemnify and hold harmless Dexterity from all claims and obligations (including attorney's fees) arising out of Distributor's breach of this Agreement.

         5.9 Provide such time for Dexterity representatives to hold formal sales meetings with the Distributor's sales organization at a minimum of one time annually or at such other times as Dexterity shall reasonably require. In this regard, Distributor shall cooperate in organizing such effort between its sales staff and Dexterity salesmen.

         5.10 Bid and supply the Products when such Products are specifically requested or specified by customers or third parties and shall not offer substitute products for those requested or specified. Distributor shall not re-configure, alter, change or otherwise affect the intended function of any Product sold hereunder.

         5.11 Distributor shall maintain complete and accurate records for such periods as may be required by applicable law, but no less than three years, of all Product sold by it. Distributor shall, within 10 days following the end of each calendar month during the term of this Agreement, furnish to Dexterity a sales tracing report with respect to such calendar month containing the name and address of each customer and the identity and amount of the Products sold to such customer. Distributor shall notify Dexterity of any customer complaints or other occurrences, regarding the Products which are required to be so reported. Distributor will cooperate fully in effecting any recall of the Products, including communications with any purchasers or users.


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


         5.12 Distributor shall furnish booth space for exhibiting the Products at any national show in which Distributor participates. Distributor shall pay 50% of the costs and expenses of any regional show, approved by Distributor and Dexterity, at which any of the Products are exhibited on or before December 31, 2001; after such date participation by Distributor in regional shows shall be at its sole discretion. Distributor shall reimburse Dexterity for any excess of the costs and expenses of any surgeon training seminar relating to any of the Products over the aggregate fees paid by surgeons for such seminar.

                             6. DEXTERITY'S DUTIES.

         Dexterity shall support Distributor in its sales efforts on behalf of the Products. Dexterity's support of the Distributor shall include the following:

         6.1 Ship Products ordered pursuant to this Agreement F.O.B. within thirty (30) days of receipt of such order. Notwithstanding the foregoing, unless Dexterity shall not complete a shipment within ninety (90) days after a purchase order has been received, such purchase order shall be noncancelable by Distributor.

         6.2 Provide Distributor with new product instructions, policy changes, and price changes relative to the Products.

         6.3 Provide catalogs, literature, training and warranty/repair support.

         6.4 Provide assistance to Distributor in conducting Distributor's sales meetings and working with Distributor at the customer level so as to create and maintain goodwill between the customer and the Distributor relative to the Products.

         6.5 Establish, promote and organize surgeon training seminars.

         6.6 Dexterity will be responsible for maintaining, filing, and notifying the appropriate regulatory agencies with respect to Product complaints, including the necessary evaluations as specified in 21 CFR Section 803, 804, and 820.198.

         6.7 Dexterity shall furnish personnel, product literature, graphics presentations and sales components at any national show in which Distributor participates. Dexterity shall pay 50% of the costs and expenses of any regional show, approved by Distributor and Dexterity, at which any of the Products are exhibited on or before December 31, 2001. Dexterity shall organize and provide personnel and any of the Products required in connection with any surgeon training seminar.

                                 7. TERMINATION.

         7.1 This Agreement may be terminated:


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         (a) By either party upon the breach of this Agreement by the other party and the failure of the breaching party to cure such breach within 30 days after written notice of such breach given to the breaching party by the non-breaching party;

         (b) By Dexterity, upon written notice to Distributor, in the event of the sale of substantially all of the assets of Dexterity, or the merger of Dexterity with or into another entity if the holders of voting capital stock of Dexterity immediately prior to the merger are not the holders of a majority of the voting capital stock of the surviving corporation, or in the event any person or entity or "group," as defined in the federal securities laws, becomes the holder of a majority of the voting capital stock of Dexterity;

         (c) By Dexterity, upon written notice to Distributor, in the event sales of the Products by Dexterity to Distributor during any calendar quarter do not exceed the amounts set forth below:


          Quarter Ended                        Quarterly Amount
          -------------                        ----------------
          September 30, 2000                   $   700,000
          December 31,2000                     $   775,000
          March 31, 2001                       $   821,667
          June 30, 2001                        $   855,000
          September 30, 2001                   $   945,000
          December 31, 2001                    $ 1,035,000
          March 31, 2002                       $   400,000
          June 30,2002                         $   400,000
          September 30,2002                    $   400,000
          December 31,2002                     $   400,000
          March 31, 2003                       $   400,000
          June 30, 2003                        $   400,000
          September 30,2003                    $   400,000
          December 31, 2003                    $   400,000

         (d) By Distributor, in the event that an order for relief is entered against Dexterity in an involuntary case under the Federal Bankruptcy Code, or an order is entered adjudicating Dexterity as a bankrupt or insolvent, or a receiver or trustee for Dexterity or any of its property is appointed, or an order is entered approving a petition seeking reorganization dissolution, liquidation or other similar relief under the bankruptcy or similar laws of the United States or any other jurisdiction, or Dexterity files a petition, answer or other document seeking or consenting to any of the foregoing.

         (e) By Dexterity, in the event that an order for relief is entered against Distributor in an involuntary case under the Federal Bankruptcy Code, or an order is entered adjudicating Distributor as a bankrupt or insolvent, or a receiver or trustee for Distributor or any of its property is appointed, or an order is entered approving a petition seeking reorganization dissolution, liquidation or other similar relief under the bankruptcy or similar laws of the United



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States or any other jurisdiction, or Distributor files a petition, answer or other document seeking or consenting to any of the foregoing.

                                  8. EXPENSES.

         All of the expenses incurred by Distributor relating to the sale of the Products and the provision of related services will be borne by Distributor except as otherwise expressly provided herein or by written instrument signed by Dexterity.

                                9. FORCE MAJEURE.

         The obligations of either party to perform under this Agreement shall be excused during each period of delay caused by matters such as strikes, government orders or acts of God, which are reasonably beyond the control of the party obligated to perform.

                              10. INDEMNIFICATION.

         10.1 Distributor hereby agrees to indemnify and hold Dexterity harmless from and against any and all damages, losses, deficiencies, actions, demands, judgements, costs and expenses (including reasonable attorneys' fees) of or against Dexterity resulting from the breach of any warranty or the nonfulfillment of any undertaking, warranty, covenant or any agreement on the part of Distributor contained herein.

         10.2 Dexterity hereby agrees to indemnify and hold Distributor harmless from and against any/all damages, losses, deficiencies, actions, demands, judgements, costs, and expenses (including reasonable attorneys' fees) of or against Distributor resulting from the breach of any warranty or the nonfulfillment of any undertaking warranty, covenant or agreement on the part of Dexterity contained herein.

                               11. MISCELLANEOUS.

         11.1 Notices. Any and all notices, designation, consents offers, acceptances or any other communication provided for herein shall be given in writing by certified mail which shall be addressed to each party at the address specified below, or to such other address as may be designated by him. Notice may be by facsimile if followed by certified mail, and the date of such facsimile shall control.

         If to Dexterity: (mail only)      Mr. Richard A. Woodfield
                                           Dexterity Surgical, Inc.
                                           1732 Spring House Road
                                           Chester Springs, PA 19425

         If to Distributor:                Mr. J. Stephen Holmes
                                           Weck Closure Systems, LLC
                                           P.O. Box 12600, One Weck Drive
                                           Research Triangle Park, NC 27709

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         11.2 Entire Agreement. This Agreement, including Exhibit A, sets forth the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties relating to the subject matter of this Agreement.

         11.3 Governing Law. The validity, construction and effect of this Agreement shall be construed and governed by the laws of the State of Texas.

         11.4 Amendment. This Agreement may not be altered, modified, or amended in any manner except by an agreement in writing duly executed by both parties hereto, except as otherwise provided.

         11.5 Parties in Interest. This Agreement will bind and inure to the benefit of the parties and their respective successors and assigns.


         EXECUTED as of the date first above written.

                                      DEXTERITY SURGICAL, INC.


                                      By:
                                         ---------------------------------------
                                             Richard A. Woodfield, President

                                      WECK CLOSURE SYSTEMS, LLC


                                      By:
                                         ---------------------------------------
                                          J. Stephen Holmes, President


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

                                   EXHIBIT A

                                    PRODUCTS

Part
Number            Description
------            -----------

100101            Protractor(R), Small 2.5-6 cm Incision

100201            Protractor(R), Medium 5-9 cm Incision

100301            Protractor(R), Medium Large 9-14 cm Incision

100401            Protractor(R), Large 11-7 cm Incision

100501            Pneumo Sleeve(R)